Melinta Therapeutics Successfully Completes Financial Restructuring
Company is Well-Positioned for Success as it Emerges from Chapter 11
In Partnership with Deerfield, Plans for Growth are Announced

NEW YORK, NY, April 20, 2020—Commercial-stage antibiotics company Melinta Therapeutics
(“Melinta”) and healthcare investment firm Deerfield Management Company, L.P. (“Deerfield”), announced today that Melinta has successfully completed its financial restructuring and has emerged from Chapter 11.

In accordance with the pre-negotiated Chapter 11 plan of reorganization, Melinta is now privately owned by affiliates of Deerfield and has eliminated its debt obligations, resulting in a well-financed and strongly positioned anti-infectives company with plans for future growth.

Melinta will continue to actively supply, distribute, and support its four marketed products for the treatment of certain antibiotic-resistant infections: Vabomere® (meropenem and vaborbactam), Orbactiv® (oritavancin), Minocin® (minocycline) for Injection and Baxdela® (delafloxacin). In addition, with its new, solid financial footing, Melinta expects to enhance its portfolio with the addition of new commercial and clinical-stage pipeline candidates in support of its mission of serving the critical needs of patients in the hospital and hospital ecosystem.

"We welcome this partnership with Deerfield in continuing to best serve the needs of patients in the hospital and look forward to the new opportunities for innovation and growth that this partnership will bring,” said Jennifer Sanfilippo, Interim Chief Executive Officer and Director of the reorganized company. “Our antibiotics will remain a central component of Melinta’s portfolio, including our core brands Vabomere® and Orbactiv®, and we are excited at the prospect of augmenting this important portfolio with products that address high-need therapeutic areas.”

In partnership with the Melinta team, Deerfield intends to leverage its operational, business development, data analytics and market research expertise in order to continue to accelerate the growth and expansion of Melinta’s product portfolio.

“The Melinta team has demonstrated an ability to successfully deliver important antibiotics to treat serious infections and has shown resilience and dedication during the most challenging of times,” said Deerfield Partner Jonathan Leff. “Covid-19 is a wake-up call regarding the dangers of infectious diseases and the need for innovative anti-infective products to serve the public health. We are delighted to join Melinta in this journey.”

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About Deerfield Management
Deerfield is a healthcare investment management firm committed to advancing healthcare through investment, information and philanthropy.

About Melinta Therapeutics
Melinta Therapeutics, Inc. is dedicated to saving lives threatened by the global public health crisis of drug resistant bacterial infections through the development and commercialization of novel antibiotics that provide new therapeutic solutions. Its four marketed products are Vabomere® (meropenem and vaborbactam), Orbactiv® (oritavancin), Minocin® (minocycline) for Injection and Baxdela® (delafloxacin). This portfolio provides Melinta with the unique ability to provide providers and patients with a range of solutions that can meet the tremendous need for novel antibiotics treating serious infections. For additional information, including product information, visit www.melinta.com for more information.

Contact:
Deerfield Management
Karen Heidelberger
212-692-7140
Karenh@deerfield.com

Melinta Therapeutics
Susan Blum
(312) 767-0296
info@melinta.com